FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of April 5, 2022 (the “Effective Date”), between Professional Bank, a Florida Banking Corporation (the “BANK”), and Ryan Gorney (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Company and Executive entered into that certain Employment Agreement as of November 28, 2021 (the “Employment Agreement”); and
WHEREAS, the Company and Executive desire to amend the Employment Agreement in accordance with the terms and conditions of this Amendment.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. The following Section 5(d) shall be added to the Employment Agreement:
“Change in Control - If a Change in Control occurs during the term of this Agreement, the Bank shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to two (“2”) times the Executive's annual compensation (the “CIC Severance Payment”). For this purpose annual compensation means (x) the Executive's Base Salary when the Change in Control occurs plus (y) any cash bonus or cash incentive compensation earned for the calendar year ended immediately before the year in which the Change in Control occurs, regardless of when the bonus or incentive compensation earned for the preceding calendar year is paid and regardless of whether all or part of the bonus incentive compensation is subject to elective deferral or vesting. Annual compensation shall be calculated without regard to any deferrals under qualified or nonqualified plans, but annual compensation shall not include interest or other earnings credited to the Executive under qualified or nonqualified plans. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. For purposes of this Agreement, a Change of Control shall mean a merger or acquisition in which the Parent or the Bank is not the surviving entity, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of the Parent's or the Bank's common stock. The term "group" and the concept of beneficial ownership shall have such meanings ascribed thereto as set forth in the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the regulations and rules thereunder. This payment will be made without regard to whether the Bank elects for a CIC Termination as set forth in Section 8(e).

2. Section 8(e) of the Employment Agreement is hereby deleted in its entirety and replaced with the following Section 8(e):
“By the Bank or the Executive within twelve (12) months of the closing of a Change of Control (CIC Termination).”

3. Except as otherwise modified herein, the Employment Agreement shall remain in full force and effect consistent with its terms.

4. This Amendment shall be governed by and construed according to the laws of the State of Florida.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Employment Agreement as of the date first written above.

Professional Bank:

By:	/s/ Abel Iglesias

Abel Iglesias
Chief Executive
EXECUTIVE:

/s/ Ryan Gorney
Ryan Gorney